July 30, 2021

Northern Lights Variable Trust

22d Pictoria Drive, Suite 450

Cincinnati, OH 45246

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 263 to the Registration Statement, File Nos. 333-131820 and 811-21853 (the “Registration Statement”), of Northern Lights Variable Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 263 is effective for purposes of applicable federal and state securities laws, the shares of the funds listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal securities law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 263 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

AJD/JMS

EXHIBIT A

1.	7Twelve Balanced Portfolio
2.	Astor Long/Short ETF Portfolio
3.	Astor Macro Alternative Portfolio
4.	BTS Tactical Fixed Income VIT Fund
5.	Donoghue Forlines Dividend VIT Fund
6.	Donoghue Forlines Momentum VIT Fund
7.	Probabilities VIT Fund
8.	TOPS® Aggressive Growth ETF Portfolio
9.	TOPS® Balanced ETF Portfolio
10.	TOPS® Conservative ETF Portfolio
11.	TOPS® Growth ETF Portfolio
12.	TOPS® Hedged Equity Conservative Growth ETF Portfolio
13.	TOPS® Hedged Equity Growth ETF Portfolio
14.	TOPS® Hedged Equity Moderate Growth ETF Portfolio
15.	TOPS® Managed Risk Balanced ETF Portfolio
16.	TOPS® Managed Risk Flex ETF Portfolio
17.	TOPS® Managed Risk Growth ETF Portfolio
18.	TOPS® Managed Risk Moderate Growth ETF Portfolio
19.	TOPS® Moderate Growth ETF Portfolio
20.	TOPS® Targe Range Portfolio